Exhibit 99.2
FINAL TRANSCRIPT
Thomson StreetEventsSM
GEF — Q3 2010 Greif Inc. Earnings Conference Call
Event Date/Time: Sep. 02. 2010 / 2:00PM GMT

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
CORPORATE PARTICIPANTS
Deb Strohmaier
Grief, Inc. — VP — Corp Communications
Mike Gasser
Grief, Inc. — Chairman and CEO
Don Huml
Grief, Inc. — EVP and CFO
David Fischer
Grief, Inc. — President and COO
CORPORATE CALL PARTICIPANTS
Jim Lucas
Janney Montgomery Scott — Analyst
Mark Wilde
Deutsche Bank — Analyst
Chris Manuel
KeyBanc Capital Markets — Analyst
Scott Blumenthal
Emerald Advisers, Inc. — Analyst
Gene Pavlenko
D.A. Davidson & Co. — Analyst
PRESENTATION
Operator
Greetings and welcome to the Greif Inc. third-quarter 2010 results conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. We ask that you limit your questions to two at a time. (Operator Instructions). As a reminder this conference is being recorded.
It is now my pleasure to introduce your host, Deb Strohmaier, Vice President of Corporate Communications for Greif Incorporated. Thank you, Ms. Strohmaier. You may begin.
Deb Strohmaier — Greif, Inc. — VP — Corp Communications
Good morning, everyone. As a reminder you may follow this presentation on the web at Greif.com in the Investor Center under Conference Calls. If you do not already have the earnings release it is also available on our website. We are on slide two.
The information provided during this morning’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are on slide two of this presentation, in the Company’s 2009 Form 10K and in other Company SEC filings as well as Company earnings news releases.
As noted on slide three, this presentation uses certain non-GAAP financial measures, including those that exclude special items such as restructuring charges, debt extinguishment charges, timberland disposals and acquisition-related costs. Management

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
believes the non-GAAP measures provide a better indication of operational performance and a more stable platform on which to compare the historical performance of the Company than the most nearly equivalent GAAP data.
All non-GAAP data in the presentation are indicated by footnotes. Tables showing the reconciliation between GAAP and non-GAAP measures are available at the end of this presentation and in the third-quarter 2010 earnings release.
Giving prepared remarks today are Chairman and CEO Mike Gasser, and Executive Vice President and CFO, Don Huml. President and COO, David Fischer, will also be available for the question-and-answer session. I will now turn the call over to Mr. Gasser.
Mike Gasser — Greif, Inc. — Chairman and CEO
Thank you, Deb. Good morning, everyone, and thank you for joining our call today. For those of you following this presentation on the web, we are on slide four.
We are pleased with our strong third-quarter results which were driven by improved sales volumes across all our businesses and geographic regions. Primarily because of these higher sales volumes, along with controlled costs and improved productivity, our operating profit margin increased by more than 1 percentage point. Also during the quarter, we completed several acquisitions and closed a number of facilities as part of our ongoing portfolio management.
On slide five. We continue to build out our Flexible Products & Services business segment with the acquisition of Ligtermoet, the leading distributor of Flexible IBCs in the Benelux market. Subsequent to quarter-end, we closed on the acquisition of Unsa and Unsa America, a leading manufacturer of high-value and high-performance FIBCs, with sales offices around the world that complement our existing footprint.
Storsack was the first company to join our Flexible Products portfolio in February of this year. With our joint venture partner, we are constructing a manufacturing facility to produce polypropylene-woven fabric at the industrial value in King Abdullah Economic City in Saudi Arabia. Initially covering 500,000 square feet, the factory provides strategic logistics capabilities and competitive advantages for sourcing the energy and resin needed to produce the fabric.
One of the key elements in our growth strategy involves core business adjacencies. We have been actively studying the drum reconditioning business which is a natural extension of our core, and offers our customers value-added services. During the quarter, we acquired a plastic drum and IBC reconditioner and immediately after the quarter acquired a steel drum reconditioner. The new venture, Container Life Cycle Management LLC, has four locations in the United States. We will provide more details about this business in the coming months.
We’ve been very active during the last past 12 months in all regions of acquiring companies that will further benefit our performance in future periods. Currently we are working on closing the remaining acquisition targets in our pipeline. Once those are completed, we will concentrate our efforts on integrating our new businesses and creating synergies, using the Greif Business System.
Now to slide six. As I mentioned earlier, we entered the industrial container reconditioning adjacency, Container Life Cycle Management, which is committed to managing the entire lifecycle of steel and plastic containers. We continue to reduce our energy and emission profile with projects around the world. For example, our closure facility in Illinois installed solar panels with the capability to save 10% of the factory’s annual electricity usage. An auditor for one of the facility’s major customers stated that projects like this are exactly what they want to see from their suppliers.
In Europe, we have reduced energy consumption by more than 25% at our legacy steel drum manufacturing sites. We have invested in state-of-the-art regenerative thermal oxidizers that will achieve payback in three years or less. And in Latin America, we launched an innovative employee engagement programs that have resulted in achieving our annual energy goals with little

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
to no capital investments. These and actions similar to them are being undertaken by Greif associates each day around the world as we seek to be a responsible corporate citizen and enhance Greif’s value to our customers.
Executive Vice President and Chief Financial Officer Don Huml will now provide you with an update on our financial results.
Don Huml — Greif, Inc. — EVP and CFO
Now please go to slide seven. Net sales increased 28% to $921 million. On a same structure basis, net sales increased 15%, due to higher sales volumes of 10% and higher selling prices of 5%. All business segments contributed to the increase. Operating profit before special items increased $33 million to $111 million, particularly due to Paper Packaging’s recovery and solid results for rigid industrial packaging and flexible products. Diluted earnings per share before special items were $1.34 for the third quarter of 2010.
Our results for the third quarter are noteworthy on both a year-over-year and sequential basis. To illustrate, net sales were down over 10% from the record level, the third quarter of 2008, whereas operating profit before special items was similar. This provides further evidence of the productivity improvements, benefits from the Greif Business System, and permanent cost reductions implemented during 2009.
On slide eight, Rigid Industrial Packaging & Services net sales increased 15% to $682 million. On a same structure basis, net sales increased 10% due to higher sales volumes and selling prices of 6% and 5%, respectively, slightly offset by foreign currency translation. We are pleased with the positive volume comparisons in all geographic regions compared to the same quarter last year.
Sequentially volumes are up in every region except Asia, which had achieved record levels earlier this year. North America and Europe experienced double-digit volume increases year over year and mid-single-digit increases on a sequential basis. Latin America, which entered the downturn later than other geographic regions, is now recovering as double-digit rates year over year and sequentially. Operating profit before special items increased $12 million to $79 million, primarily due to higher sales volumes, slight margin expansion, disciplined execution of the Greif Business System, and further benefits from the permanent cost reductions achieved during fiscal 2009.
Please go to slide nine. On June 15, we announced our strategy for Flexible Products & Services. Based on the acquisitions in this segment to date, we have established a strong complementary platform for long-term growth. We plan to consolidate this industry over time in a manner similar to what has been achieved in our rigid industrial packaging business. Flexible Products & Services net sales were $67 million compared to $9 million last year. The increase was due to the acquisition of Storsack, the industry leader, during the second quarter of 2010. Operating profit before special items increased to $6 million from $2 million last year.
Now on slide 10. Paper Packaging net sales increased 52% to $169 million. On a same structure basis, net sales increased 37% due to higher sales volumes of 25% and higher selling prices of 12%. Operating profit before special items increased to $23 million from $5 million last year, primarily due to higher sales volumes, improved selling prices and execution of the Greif Business System. This segment’s operating profit margin more than doubled compared to the same quarter last year.
Thus far in 2010, we have realized $110 per ton of container board price increases, and OCC costs have moderated since reaching peak levels in March of this year. During the quarter, we closed two box plants and entered into contractual long-term supply agreements with the buyers. This approach enables us to retain integration value while reducing investment and risk.
As shown on slide 11, Land Management results were consistent with planned levels. Operating profit was $2 million in the third quarter of 2010 compared to $4 million in the third quarter of 2009, primarily due to lower special use property sales this year.

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
Please go to slide 12. In the quarter, strong operating cash flows were applied to acquisitions, capital expenditures and quarterly dividends. Sequentially we expect stronger operating cash flows in the fourth quarter of 2010. Capital expenditures were $37 million, excluding timberland purchases, compared to $30 million last year. Capital expenditures are expected to be approximately $130 million for fiscal 2010.
For the fourth quarter of 2010 we anticipate sequential improvement in sales volumes despite some moderation in the trajectory, additional productivity improvements from the Greif Business System, contributions from acquisitions and full realization of the permanent cost reduction implemented in 2009. Further, asset gains are expected to be significantly lower in the fourth quarter of 2010 as compared to the same period last year. We believe that global economic uncertainties and currency fluctuations will remain challenges.
Based on the foregoing, we are raising our annual earnings guidance before special items to $4.15 to $4.35 per Class A share for fiscal 2010 from previous guidance of $4.05 to $4.30.
That concludes my remarks. You should now go to slide 13. Mike, David and I will be pleased to answer your questions.
QUESTIONS AND ANSWERS
Operator
(Operator Instructions). Jim Lucas, Janney Montgomery Scott.
Jim Lucas — Janney Montgomery Scott — Analyst
Thanks. Good morning, guys. First question, Don, not that we don’t like hearing your voice, but I was wondering if there’s any update on the CFO search.
Mike Gasser — Greif, Inc. — Chairman and CEO
Let me answer that. I’m trying to convince Don to stay as you know, but it’s progressing along the lines that we thought it would. We are extremely, extremely pleased with the quality of candidates that submitted their names to be considered. All sitting CFOs of very good companies who are attracted to the Greif culture, the Greif growth.
As we know, it’s going to be very difficult to replace Don, and we are doing this very methodically and —. But it’s progressing along the lines we hoped it would be.
Jim Lucas — Janney Montgomery Scott — Analyst
That’s helpful, thank you. And I just wanted to — two bigger picture questions. First, if you could give us a little bit of color of what you’re seeing by region, geographically, what the trends look like, you know, preliminarily what you saw through August? And then if you could expand a little bit more on the reconditioning, talk a little bit about the strategy, how big you think that business could be, what the returns are there, etc.
Mike Gasser — Greif, Inc. — Chairman and CEO
We’ll probably tag team on both of these, Jim. The volume — let me give you some of the data that we’ve shared in the past. And I’m going to give you a comparison, the third quarter this year versus the third quarter last year, just the first comparison.

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
In North America, we’re up 12% to 15% in volume. In the EMEA region we are up 10% to 12%. Latin America, we are up around 15%, and in the APAC region, up mid-single digits. So good volume quarter to quarter, last year quarter this year. Don already mentioned a sequential improvement in the third quarter from the second quarter. Mid single digits for North America and Europe, 15% or so and Latin America and Asia was down a little bit sequentially. But that’s really off a record second quarter.
August is a very difficult month to compare and it’s really — we really don’t get good comparisons because of the tremendous amount of holiday time, vacation time that is taken in Europe and North America is rapidly getting that way also. The one piece of data that I can share with you, then I will turn it over to Don to see if he has any further color, is the ag business, which is a big fourth-quarter business in North America.
That was late starting this year, so it’s going to be two to four weeks late starting. All indications are plantings are down this year, and that’s — understandable when you look at we had three consecutive years of record crops in the ag business. As we’d said years ago, this is a seasonal, not every year but every few seasons you have record years and not records, so looks like it’s going to be a down year in the ag business. Do you want to add any color, Don?
Don Huml — Greif, Inc. — EVP and CFO
Yes, Mike. I would really just ask you to recall that, as Mike had mentioned, the second quarter was exceptionally strong. We had volumes improvements of over 20%. Admittedly, they were rather easy comparisons. Recall that during the first half of last year’s — fiscal first — the fiscal first half, we were off dramatically compared to 2008.
So exceptionally strong second-quarter seasonal — or, excuse me, sequential improvement from Q2 to Q3 in the mid-single digits range. So we are seeing a sustaining of those strong volumes. That did continue [into our quarter], June to July, on a comparable shipping day basis. Basically continued at that mid-single digits level. And when you combine the momentum that we are exiting Q3 with to the normal seasonal uptick, for example, last year, it was up — the fourth quarter was up 10% from the third quarter, reasonable to expect that to occur once again for this year. And so, that leaves us to feel quite good.
Now again, admittedly comparisons get more difficult. But we still are expecting a favorable comparison year over year in the fourth quarter.
Mike Gasser — Greif, Inc. — Chairman and CEO
As far as the reconditioning question, this is an industry we have been studying for over two years to look at this industry. It today fits perfectly with the sustainability question that is in front of all of our customers in all companies around the world. And so, we are quite excited about this business.
We are fortunate enough to have the two best operators in this business, by any standards as you would measure, whether would you look at from an EPA or profit or reputation, we have the two best and we’re quite excited about that And today, you have projections that would tell you that the reconditioning market and the new steel drum market in volume are very equal. So we have some — believe — some really great growth opportunities in this industry.
Quite honestly today, and as Dave would be able to tell you, we have more business opportunity than we can handle right now, which is a good problem. And we will work hard to be able to fulfill those. So it’s exciting times for that industry for us.
Jim Lucas — Janney Montgomery Scott — Analyst
Great. Thank you very much.

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
Operator
Mark Wilde, Deutsche Bank.
Mark Wilde — Deutsche Bank — Analyst
I’d like to start off by talking a little bit about the Paper Packaging business because you had really impressive performance on a relative basis. I wondered if you could talk first about where the volume gains came from?
Mike Gasser — Greif, Inc. — Chairman and CEO
Good morning. There are really five things that really happened in that business that really allowed us to get the performance we did. One is that we went through and did another rediagnostic, so we had much better cost control. And Dave Fischer led a rediagnostic with Pete Watson and Tim Bergwell, helping, so we are — our costs are well-behaved right now.
The second thing is, we rebuilt and brought back on the Massillon machine. So the efficiency of that machine is far better than it had been in the past.
The third thing it is, we entered into a strategic joint venture earlier this year that has really pulled a lot more volume through the system — both sheets and paper. So that has been a good transaction for us.
And the other two items that you are well aware of, Mark, is paper prices are better today, and raw material costs have moderated. So when you add all five of those things together, we achieved the performance we had. Which we are quite proud of at this point.
Mark Wilde — Deutsche Bank — Analyst
How much of that Massillon rebuilder does that give you, Mike?
Don Huml — Greif, Inc. — EVP and CFO
About 70,000 tons on an annualized basis. And of that about 50% would be actually incremental.
Mark Wilde — Deutsche Bank — Analyst
Okay. What’s the difference there, Don?
Don Huml — Greif, Inc. — EVP and CFO
It basically was a rebuild of an existing machine and so we — although last year if you were to compare it to this year, the line was down. So all 70,000 tons would be — on an annualized basis would be incremental. But if you look at the capacity that existed prior to the rebuild it would be 50%.
Mark Wilde — Deutsche Bank — Analyst
50% or 50,000?

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
Don Huml — Greif, Inc. — EVP and CFO
50% of the 70,000.
Mark Wilde — Deutsche Bank — Analyst
Is there anything left to be gained for you guys in terms of price if we don’t assume anything from this third increase?
Don Huml — Greif, Inc. — EVP and CFO
We fully realized both the price increases and we have announced the $40 per ton effective October 1, and as you know with our fiscal year ending in October we’ll really get very little benefit from that this year.
Mark Wilde — Deutsche Bank — Analyst
And moving over to just look at margins in the other two businesses, it looked like the rigid margins were down just ever so slightly, like maybe 10 bps on a year-over-year basis on an EBITDA basis. And that was despite the volume being up a little bit. I wondered if you could help us understand that?
Don Huml — Greif, Inc. — EVP and CFO
The margin, and we look more at the operating profit margin as opposed to the EBIT — the EBITDA margin. But we were — we were up about 20 basis points, and that —. We feel that was really a strong performance, given that last year even though volumes were lower, at that point, we were actually getting good margin expansion because of the plummeting (multiple speakers) and raw material costs. We actually had nice expansion of margins, and basically we’ve even improved a bit further this year.
Mark Wilde — Deutsche Bank — Analyst
And the other business, in the flexible business, the EBITDA margin is — was about 10% in the quarter. I just wondered if Mike or maybe Dave Fischer wants to talk with us about where we might expect these margins to run going forward, and also what the sales ramp might look like in that business.
Mike Gasser — Greif, Inc. — Chairman and CEO
I’ll start it off, and maybe Dave can jump in here. Just to level set, when we first got in this business we talked about the margins would be less than we were talking about in the 5% range. So we are pleased that the margins are actually a little bit better than that. It’s really because of the lift of Greif Business System.
But we had a plan over period of years to get that business back up to margins comparable to the rigid business. So this is really right on the plan that we had anticipated. Actually we’re probably a little bit ahead of that. Dave, do you want to talk about the business in general, where we stand on that?

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
The only thing I would add to the margin question is as we ramp up the Saudi hub, we fully anticipate that margins will even expand further. There’s quite a bit of lift that we’re going to anticipate with the Saudi hub, and as far as the sales ramp up, we’re just getting our arms around some of these newly acquired companies.
What we’re finding is that the ability of crossover or leverage between the heritage business and this new Flexibles business is at least as good as we had hoped for. And we fully anticipate that there are some parts of the world that we’re going to be able to leverage on the heritage organization, if you will, to provide some market expansion that we had not originally planned on, at least not in the early phases of those acquisitions. So we’re pretty optimistic that we are headed in the right track at this very early stage.
Mark Wilde — Deutsche Bank — Analyst
I’ll jump back in queue. Thanks, guys.
Operator
Chris Manuel, KeyBanc Capital Market.
Chris Manuel — KeyBanc Capital Markets — Analyst
Good morning, gentlemen. Actually I’m going to take advantage of you having David on the phone. I want to ask him a few more questions about the Flexibles section if I can.
As you are — it’s very surprising to me — first of all, let’s — if I can, to us a little more background on the properties you acquired. How big are they in terms of revenue? I think you guys is what you’ve done with the Storsack and Sunjut were at 15% market share among maybe where do you think you are now with these other components? I want to get a sense of scale within here first.
Dave Fischer — Greif, Inc. — President and COO
We haven’t really closed on all of the acquisitions that we’ve talked about. We have signed contracts for each one of them. As we complete those we will be in that 17% to 18% range for what we have acquired, and from that base, we anticipate organically growing with the — as I mentioned earlier, the leveraging of the existing organization, and even expanding and consolidating the organizations of the three acquired companies.
Chris Manuel — KeyBanc Capital Markets — Analyst
Is the strategy from here forward, though, as well that you now feel you have the platform in place it’s grow organically via taking share leverage in your heritage business? Or do you intend to continue to do some more consolidation along the way?
Dave Fischer — Greif, Inc. — President and COO
There might be some in the future that are relatively small in terms of distributorships. But the primary purpose of our strategy we have accomplished, which was acquire the three best that are out there, and then not only consolidate and leverage that on an organic basis, but then also add the lift from the Saudi hub.

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
And as Mike mentioned in his previous comments, we’re very happy with the progress we’ve made within the Kingdom. The SAGIA — Saudi Arabia General Investment Authority — has been very accommodating in our efforts there to get our new plant initiated. And as that plant comes onstream in subsequent time periods, we fully anticipate leveraging that capability across the world.
Chris Manuel — KeyBanc Capital Markets — Analyst
One last follow-up there. As memory serves, I thought a lot of these businesses were at a 5% EBIT margin, and the objective was to kind of get to 15% over a three- to five-year run, you guys are making incredible progress. As we look through just to 2Q to 3Q, are we — is there anything that’s accelerated that? Or maybe are we a little at ahead of where that there could end up being a little step back before things get better, or how should I think about the trajectory? At this pace you’ll be at your 15% run rate by the middle of next year.
Dave Fischer — Greif, Inc. — President and COO
I’m not sure we’re quite going that fast. What you’re seeing the effects of are the GBS. As you know, we do a lot of our pre-closing diagnostics during the due diligence period, and we have a plan in place. The team of folks led by Mike Mapes and his group have really done a fantastic job about getting a quick start out of the gate and achieving great success along those diagnostics.
We fully anticipate, in fact, in some of the larger manufacturing facilities that we have already acquired, that we’re going to have to do a rediagnostic before the end of the calendar year because we’ve already achieved that low-hanging fruit. So there’s a little bit of a slingshot here right out of the gate. But we’re very bullish in terms of the long-term growth, particularly after the Saudi hub starts up.
Mike Gasser — Greif, Inc. — Chairman and CEO
And Chris, just to give you a data point, it’s not necessarily representative of the whole system, but the initial — when we’ve done these diagnostics in the core business we’ve looked at 3% to 5% lift on cost of goods sold. Our plan for the flexible business was a 5% to 7% lift because we thought there was enough fragmentation that we would get a better lift than the core business.
At some locations that we’ve started, we’ve got as high as 10% to 12% so far. That’s not necessarily representative of the whole, but that just gives you an idea that the lift has accelerated. I agree with Dave, I think maybe 15% by early next year might be a little high, although we would love to get there.
Chris Manuel — KeyBanc Capital Markets — Analyst
I was actually being facetious.
Mike Gasser — Greif, Inc. — Chairman and CEO
I know you were.
Chris Manuel — KeyBanc Capital Markets — Analyst
(inaudible) has been incredible. Last question I had, then I’ll jump back in queue. I guess I didn’t 100% understand, and if you bear with me and go back and kind of help me with the volume in the core rigid business again. As I look at, Mike, the numbers you went through almost all of them were solid double digits with the exception of APAC up mid-single digits. But yet total Company’s 6%

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
So one thing in there, I’m not 100% able to foot to the 6% number you’re giving, and then two is as I look at the trajectory, in 2Q ‘09 you — your volumes were down 18%. In 2Q ‘10 it was up 21. 3Q ‘09 last year I believe they were down a similar amount, 18%, 19%. Yet up only 6% here. Was there anything that pulled some ahead to 2Q at the expense of 3Q, or how should I —? I guess a little more color. I’m not 100% understanding the big drop.
Mike Gasser — Greif, Inc. — Chairman and CEO
I’ll deal with the first question. My numbers that I gave you had acquisitions in there, because I didn’t break out the acquisitions. I think Don, when he had the numbers, broke out the acquisition. So to foot to the 6% we would have to take out the acquisitions. I just don’t have that by region, to be honest with you.
Chris Manuel — KeyBanc Capital Markets — Analyst
So it’s 6% without. But even then, the numbers I just gave you, you are down high teens. You’re up 21 2Q and now only 6%. So it would seem to be a pretty sharp drop, yet your profit was still terrific. Was there anything with respect to timing or how should I — how big a magnitude with the ag piece?
Mike Gasser — Greif, Inc. — Chairman and CEO
The ag piece is a pretty big number which we don’t have that — we can’t quantify that sitting here right now. But the ag business is a big buy-in for us, both in Europe and in North America. So it has ramifications around the world.
We are going to have higher — as Don said, we’re going to have tougher comparisons when we go quarter to quarter, because towards the end of last year volumes did improve quite a bit. As you recall the first quarter of ‘09, we were down in the 20 some percent range. That gradually improved throughout the year to the third quarter.
We probably do have some timing differences here, and it’s hard for us to judge exactly where that is. And so when you try to cut in at a specific period by period, I think you do get a little slop here or there. But if you look on a year-to-date basis, our volumes are tracking where we thought they would be for the year, which when we had the ridge at the end of the year we said volumes would be up in that range.
So I think we’re comfortable with, that they are okay right now, and we know we’re just going to have tougher comparisons as we go forward.
Chris Manuel — KeyBanc Capital Markets — Analyst
I’ve got a few more questions but I’ll jump back into queue.
Operator
(Operator Instructions). Scott Blumenthal, Emerald Advisers.

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
Good morning, everybody. Don, other than the Paper Packaging segment, which you mentioned you’ve got a 40% — a $40 per ton increase, do you expect to get any pricing in any of the other segments next quarter sequentially?
Don Huml — Greif, Inc. — EVP and CFO
We would expect to realize some price increases as a result of earlier passthroughs of the higher input costs. So for the quarter, we saw price contribute 5 points to the 28% year-over-year growth. And we should see a nice contribution for the fourth quarter.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Okay, so on the magnitude or comparing to the third quarter, is it safe to say that you would expect some improvement or a little bit of a lift from pricing but not to the same degree that you did in the third quarter?
Don Huml — Greif, Inc. — EVP and CFO
We really don’t provide the quarterly — the guidance. But again, the pricing is in typically a contractual pass through. I think that’s one of the very attractive features of our business model is that we have that natural hedge through the pricing mechanism.
And so, really, it’s very difficult to forecast what price realizations will be. You almost have to really have an assumption as to what is going to happen to the underlying commodities that are used to produce the product. But we would expect to see positive price contribution for Q4.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Fair enough. And for David, we know that the Greif Business System not only encompasses the focus on costs, but also we have learned over the years that it has a lot to do with pricing for value. And we have noticed over the past couple of months that agricultural commodities have dramatically increased in price. And I guess my question to you is, do ag commodity price levels play a role at all in FIBC pricing? Or can they play a role, and will they?
Dave Fischer — Greif, Inc. — President and COO
I guess from the time of studying this industry, and now in the early acquisition period, I would say it would be inconclusive that the pricing of the package material would in any way relate to the package itself. I would say that the price of what they put in those FIBCs already, compared to the package price itself, is already at such a great ratio that any increase in the commodity would not have a determining impact on it.
Scott Blumenthal — Emerald Advisers, Inc. — Analyst
Okay. Great. Thank you.
Operator
Mark Wilde, Deutsche Bank.

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
I have a couple of follow-ups. One is, you mentioned a moderating in the growth rate in the release. I know some of that is just the year-over-year comparison issue, but are there businesses that you can see that domestically are offshore right now, where you are sensing a little slowing and momentum? Just because we’ve got a lot of concerns out there about the economy generally slowing down?
Mike Gasser — Greif, Inc. — Chairman and CEO
I’ll do a little regional comparison. In the Asia region, China definitely has slowed down from their 10% to 12% growth rate, which they were experienced (sic) in the first part of the year. They are probably in the 6% to 7% to 8% growth right now. That’s pretty consistent here over the last month or two, and that’s what we are sort of looking to go forward 6 to 8% is a growth rate.
Mark Wilde — Deutsche Bank — Analyst
We’ll take that.
Mike Gasser — Greif, Inc. — Chairman and CEO
(multiple speakers) will take that. That’s probably where it will end up. And you all know about the housing bubble that has affected China, and it’s affected their growth rate. It really — we’re coming off record periods in China, so we’re very comfortable with that.
In Europe, there’s been a lot of talk and we talked about it I think in the last quarter about Southern Europe and Greece and Spain and what’s happening to those economies. Quite frankly, they’re probably about where they were when we talked about it. But as we mentioned, they are such a small part of our business that it really doesn’t move the needle.
We are still seeing some really good momentum in Germany, we’re seeing good momentum in Eastern Europe, especially Russia. So those regions, the latest update we got a couple weeks ago are still very strong. North America is good, other than the ag business, which we’ve talked about. That ag business is slower because — it started later and planted less, so we are anticipating that we will be less of a drum business issue because of that.
And in Latin America, really have done very well. And Don has repeatedly shared with me, that’s really offsetting the downturn in the Asian market. Because they’re about the same size markets right now for us. So that is a pretty good market. It started later, so it’s coming back later. But it’s pretty strong down there right now.
Mark Wilde — Deutsche Bank — Analyst
The other question I had is just to try to pin down a little more of you on the ultimate size — let’s say over the next five years, in both the Flexible business and the reconditioning business. I think earlier this summer I heard you say that you thought the Flexible business could be a $1 billion business for you, is that correct?
Mike Gasser — Greif, Inc. — Chairman and CEO
Yes, we used that target in the next five years when we throw the hub. The acquisitions that we had contemplated and the organic growth Dave articulated, that was our aspiration to get $1 billion in that business.

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
Mark Wilde — Deutsche Bank — Analyst
In reconditioning, I think I just heard you say you thought the reconditioning business and the new drum business were about equal in size. So what does that imply for you over a five-year period?
Mike Gasser — Greif, Inc. — Chairman and CEO
In — they’re in size and volume. So a number of drums, the price point in (multiple speakers) they are different. We would hope to have a meaningful part of that business. We haven’t really articulated publicly what our master plan is on that, so we’re working on it.
But the key to this is the foundation that we’ve put in the businesses, the two companies we’ve got which will be the springboard for us to grow that business. So we will articulate that, as that becomes more evident to people. But it does have some good growth potential is what I want to leave you with.
Mark Wilde — Deutsche Bank — Analyst
And I was going to ask you two sort of risks that strike me. One is would be in kind of when you’re dealing with kind of reconditioned containers, any kind of environmental issues. And the second is just having a lot of your raw material sourcing based in the Middle East, where obviously there are questions about just sort of political stability over time.
Mike Gasser — Greif, Inc. — Chairman and CEO
That’s why we been studying the reconditioning business for two years. Those risks were very real. We identified the two partners that we’re very comfortable, have by far the best processes from a risk mitigation standpoint. We know that — we’re very comfortable that we’ve mitigated those risks through contractual arrangements, and also through the process they have. So -and we believe very strongly that there is going to be a movement to make sure that anyone who is in this business has a meaningful process that doesn’t have environmental risk.
And so we’re going to help lead that through these two companies we bought, and they [don’t] today, we think we will help lead that in the industry. So we’re pretty excited about that.
The Middle East, you wanted to comment on the Middle —? The Middle East, our partner in that region is a stable, good partner. Do you want to, Dave, comment at all about the risks?
Dave Fischer — Greif, Inc. — President and COO
We’ve looked at this risk before the acquisition time period. Saudi is an extremely stable country, they are now the 13th most competitive economy in the world. If they become destabilized, then the whole world has much bigger problems than our Flexible Fabric production site. We don’t anticipate that. Number one.
Number two, we are going to maintain regional production sites strategically located around the world, that will have the flexibility. This is not a high capital-type business outside the hub itself. We will be able to turn on capacity in other regions of the world, should we have any disruptions whatsoever whether it would be in the host country, which again we do not anticipate, or in the overall supply chain of shipping the fabric around the world.

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
Fair enough. Thanks a lot.
Operator
Gene Pavlenko, with D.A. Davidson & Co.
Gene Pavlenko — D.A. Davidson & Co. — Analyst
Good morning, everyone. This is Gene in for Steve Chercover. I had a quick one question. In a stable slow-growing economic environment is there a run rate we should think about and consider for the restructuring charges?
Don Huml — Greif, Inc. — EVP and CFO
Those have been declining. We did have a sequential increase of about $5 million from the second quarter to the third quarter. And that was really due to the two box plant closures. We also closed a steel drum facility and a fiber drum facility. So there was a bit of an uptick in activity for Q3. We would expect that restructuring charges, going forward, would be much lower.
Gene Pavlenko — D.A. Davidson & Co. — Analyst
And those are associated with the Greif Business System, which you have most of that you did in 2010. Right?
Don Huml — Greif, Inc. — EVP and CFO
Actually, for the steel drum, for example, that was an acquisition that we had made. It provided some surge capacity in the Gulf region. We no longer feel that we need that, so that gave us the opportunity to reduce the footprint. And I would say in the box plant closures, that was really part of the strategy of really relying on long-term supply agreements in order to capture the integration value of those activities but to no longer own what really have been underperforming assets. Or underperforming facilities.
And then the other fiber drum plant I would attribute that really to the productivity improvements as a result of the Greif Business System.
Gene Pavlenko — D.A. Davidson & Co. — Analyst
Okay, that’s [good]. Thank you so much.
Operator
Chris Manuel, KeyBanc Capital markets.
Chris Manuel — KeyBanc Capital Markets — Analyst
Good morning, again. Couple last questions for you. Many of which have been answered but there’s a few others I still have yet. One is, you did some discussion in here about adding solar panels and some other environmental components. And I applaud you for doing a lot of that.

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
Mike Gasser — Greif, Inc. — Chairman and CEO
We will tagteam on this. I’ll start and Dave will start. Part of it you are helping pay for as we are getting some grants from governments to put some of this in. So thank you for your contributions to that to begin with. And — we do it on a test basis. We actually have a solar panel here at our corporate facility, to generate some electricity. (multiple speakers).
Dave Fischer — Greif, Inc. — President and COO
I would say it’s more of an 80/20. Really 80% of our progress here has been through the school of hard knocks of just doing the good management of energy consumption, reduction in all of our sites.
I think you know we operate a global database for all of our manufacturing for sites called best-in-class. And we take those best practices from every facility around the world, some of them who have generated far greater savings than others, and transferring those in a methodical way to all of our sites. That’s been the bulk of our progress in this area.
And then, for the type that we have highlighted for our customers and for just, quite frankly, good PR are the ones where I would say we are experimenting with. And that is either wind turbines or solar panels, or a number of other technologies that we have employed in our office space to try to find out what is economical and what is scalable across our entire network.
One thing that we are not is innovators, so we rely on outside help to do a lot of those test cases. But we’re very good people for scaling. And once we find something that works, we’ll scale it across the network as fast as possible.
Dave Fischer — Greif, Inc. — President and COO
We are members of the World Business Council for Sustainable Development, which is the 200 largest international companies. So we get ideas from that association. They help us develop ideas, and so it’s a responsibility as good corporate citizens that we have to take on. Quite honestly, sustainability as we all know only works if there is an economic value to the whole thing, too. To date. we believe there is one for us.
Chris Manuel — KeyBanc Capital Markets — Analyst
And then the other question I had was for Don. If you could — there have been so many moving parts over the last nine months, if you could just maybe start us again with the walk you did, I think back in December, a bridge of how you got your earnings from 2009 to 2010. And I recognize there is now partway through the year we can see there is more from acquisitions, and it would appear there is less from other facility sales, things of that nature. But if you could just re-walk us through this Bridge again, that would be very helpful.
Don Huml — Greif, Inc. — EVP and CFO
I would say there is very little change from the bridge that we articulated at the beginning of the year. Volumes a little bit stronger than we had anticipated. But we have a bit of an offset with the lower asset disposition gains.

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
One of the steps that has been removed and it’s one of the reasons that we have been able to raise the guidance once again, we had a step down, you will recall, for the price cost squeeze within Paper Packaging. Fortunately that has reversed, and so that has been really removed.
We are on track in terms of the Greif Business System contribution. We are receiving very good traction in all of the work streams, particularly the operational excellence activities. We had talked about the pension expense, that’s tracking to expectations.
Those expenses, as you know, increased as a result of a lower discount rate. Acquisitions on track, a little bit more of a contribution then we had estimated. Interest expense on a very much in line with the guidance we provided. So really not that many changes, other than a few of the offsetting items that I mentioned.
Chris Manuel — KeyBanc Capital Markets — Analyst
The big one you hit on was the price cost squeeze wasn’t as big. But the other two that I think are important, and I guess I maybe want to focus on a little is, originally you talked about a 9% volume lift. It is appearing it’s going to be a little bit better. If I remember correctly, what was — was it $50 million or $75 million that was beside that number? I don’t recollect.
Don Huml — Greif, Inc. — EVP and CFO
75 million.
Chris Manuel — KeyBanc Capital Markets — Analyst
And then the asset disposition thing was going to be flat, but that was a $20 million to $30 million number, correct? (multiple speakers) I think year-to-date you’ve only done 6 or 7. What would be an update if you were to give us a number there, what would you anticipate for 4Q that you have embedded in there?
Don Huml — Greif, Inc. — EVP and CFO
We would — we usually try to avoid projecting those since they tend to be a bit lumpy. I would bracket that in the $5 million to $10 million range.
Chris Manuel — KeyBanc Capital Markets — Analyst
As total for the year. So in other words that’s a step back. I think that’s important because that really accentuates the quality -improved quality of earnings. That’s why I’m asking you to be granular. Okay.
The last question I had, I realize this is very early in the process to start thinking about this, but I do recognize you’re already starting to do business reviews for 2011. So I’m going to ask you to do it anyway. As we think about 2011, and I’m just going to focus on one area right now, that’s going to be organic volume ex-price cost, ex-acquisition other components. You do have some very tough comparisons here, Q1, Q2 of 2010 that you have to lap.
But what would be an anticipation — can you be positive next year on volume? And if so, how do you look at that?

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
Don Huml — Greif, Inc. — EVP and CFO
As you know, the target we’ve set for organic growth is 5%. And we have consistently over any representative period exceeded that.
That does remain the target. The one thing that I personally get very excited about is when you look at the two new growth platforms of flexibles and reconditioning, and the gamechanging strategies and real competitive advantages, and the fact that we are going to be very soon now transitioning from growth through consolidation to really establish that solid base to, as David mentioned, organic growth, really at a rate that’s going to be 2X of what the industry growth would be. Again, because of the compelling advantages that we are going to have in both of those activities.
So we definitely don’t want to get ahead of ourselves. We always do try to undercommit and overdeliver. But I do think the growth prospects have very definitely improved as a result of those activities.
Chris Manuel — KeyBanc Capital Markets — Analyst
Sure. So just to make sure I understand right, so as you are talking about mid-single-digit growth target, you’ve always laid that out as a GDP plus a couple. That’s a total company, including the new activities. Let me ask this, too. The new reconditioning component, which category is that going to fall in to? Is that under the rigid and services?
Don Huml — Greif, Inc. — EVP and CFO
It’s mostly rigid. We talked about the 2 — GDP plus 2, you’re absolutely right. We normally are talking about the rigid as the core business. We haven’t got into projecting the FIBC, which we think will grow at a faster rate. And the reconditioning, again, we are just formulating that. We will talk a little bit more about that next quarter.
Chris Manuel — KeyBanc Capital Markets — Analyst
Perfect. (multiple speakers).
Don Huml — Greif, Inc. — EVP and CFO
We are having a robust discussions in our budget meetings, so it’s been fun so far.
Chris Manuel — KeyBanc Capital Markets — Analyst
Good luck. I look forward to learning more about that business next quarter. Thank you.
Operator
There are no further questions at this time. I’d like to turn the floor back over to Deb Strohmaier for closing comments.
Deb Strohmaier — Greif, Inc. — VP — Corp Communications
Thank you again for joining us this morning. A digital replay of the conference call will be available in approximately one hour on the Company’s website, www.greif.com. Good day.

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Sep. 02. 2010 / 2:00PM, GEF — Q3 2010 Greif Inc. Earnings Conference Call
Operator
This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.
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